LICENSE AND SUPPLY AGREEMENT

dated as of __November 17, 2008__between

MEDA AB

and

ULURU Inc.

THIS LICENSE AND SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of this __November 17, 2008___ (the “Effective Date”), between MEDA AB, a corporation organized and existing under the laws of Sweden, and having an address at Pipers väg 2, Box 906 , 170 09 Solna, Sweden (“MEDA”) and ULURU Inc., a corporation organized and existing under the laws of Delaware and having an address at 4452 Beltway Drive, Addison, Texas, 75001, USA (“ULURU”).

RECITALS
WHEREAS, ULURU is the owner of the rights to OraDisc™ A (amlexanox) and Aphthasol Paste (5% amlexanox paste) for the prevention and treatment of aphthous ulcers;

WHEREAS, On December 23, 1998, MEDA and ULURU entered into 5% Amlexanox Paste License Agreement, whereas MEDA had been granted the rights to register, market, promote, sell and distribute Aphthasol Paste (5% amlexanox paste) in several European countries (hereinafter referred to as the “Old Agreement”);

WHEREAS, the Parties intend to extent the territory of the Old Agreement and to add the promotion and distribution rights for OraDisc™ A (amlexanox);

WHEREAS, ULURU desires to grant to MEDA, and MEDA desires to obtain from ULURU, an exclusive license to register, promote, market, sell and distribute the Products (as defined below) and an exclusive right to purchase from ULURU and distribute the Products, all under the terms and subject to the conditions set forth herein;

WHEREAS, MEDA and ULURU want to terminate the Old Agreement effective as of the Effective Date and enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS

1.1.	Definitions.

As used in this Agreement, the following capitalized terms have the meanings indicated below:

1.1.1.
 “Affiliate” means, in the case of either Party, any corporation, joint venture, or other business entity which directly or indirectly controls, is controlled by, or is under common control with that Party. The term “control,” as used in this definition, means having the power to direct, or cause the direction of, the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the term “Affiliate” does not include entities in which a Party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the board of directors but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.1.2.	“Batch” means the volume of finished, packaged Products obtained from a validated Manufacturing run.

1.1.3.
“Certificate of Analysis” means the document identifying the results of the Methods of Analysis for a specific Batch of Product in a form agreed to by the Parties in writing but which shall include, without limitation, the applicable Product Batch’s manufacturing date, expiration date, lot number and testing results and data.

1.1.4.	“Confidential Information” means either MEDA Confidential Information, ULURU Confidential Information, or both, as the context requires.

1.1.5.
“Contract Year” means each consecutive twelve (12) month period during the Term, the first of which shall commence on the first day of the calendar month following the date of Launch and end on the first anniversary thereof.

1.1.6.
“Control” means, with respect to any item of information or intellectual property right, the possession, whether by ownership or exclusive license, of the right to grant a license or other right with respect thereto.

1.1.7.	“Effective Date” has the meaning set forth in the Preamble.

1.1.8.
“EMEA” means (a) the European Medicines Evaluation Agency, London, United Kingdom, or (b) any local regulatory agency or governmental entity which fulfills a role similar to the EMEA, or any successor entities thereto.

1.1.9.
“Facility” and / or “Facilities” means any and all facilities regarding the Manufacture of the Products and the supply of the Materials, which are listed in Exhibit B or any subsequent or replacement facilities approved by MEDA.

1.1.10.	“Field” means the prevention and treatment of aphthous ulcers.

1.1.11.	“Force Majeure Event” has the meaning set forth in Article 11.

1.1.12.
“Good Manufacturing Practice” or “GMP” means (a) the then current standards for the manufacture of pharmaceuticals, (b) such standards of good manufacturing practice as are required by the applicable laws and regulations of countries in which the Product is intended to be sold, to the extent such standards are not inconsistent with the then current standards for the manufacture of pharmaceuticals as set forth in the FD&C Act, and (c) any quality requirements set forth in this Agreement or the Quality Agreement attached hereto as Exhibit C.

1.1.13.	“Indemnified Party” has the meaning set forth in Section 8.1.3.

1.1.14.	“Indemnifying Party” has the meaning set forth in Section 8.1.3.

1.1.15.
“Intellectual Property Rights” means Patents, designs, formulae, trade secrets, know-how, industrial models, and technical information Controlled by ULURU and whether now existing or coming into existence during the Term and which are necessary for and/or related to the use or distribution of the Products.

1.1.16.
“Invention” means any new or useful method, process, manufacture, compound or composition of matter, whether or not patentable or copyrightable, or any improvement thereof arising during the Term with respect to the Products, its Manufacture and/or use.

1.1.17.	“Launch” means the date on which the respective Product is sold by MEDA for the first time to a Third Party for commercial distribution in the Territory.

1.1.18.
“Major Countries” shall mean (i) initially France, Germany, Italy, and United Kingdom and (ii) potentially later Spain, provided that ULURU had re-acquired the rights back from Esteve S.A., Spain, in accordance with Section 3.1.5.

1.1.19.
 “Manufacture,” “Manufactured” or “Manufacturing” means all activities involved in the production of the Products, including, without limitation, the preparation, formulation, finishing, testing, packaging, storage and labeling of the Products and the handling, storage and disposal of any residues or wastes generated thereby.

1.1.20.	“Materials” means all materials, including, without limitation, all raw materials, ingredients, packaging supplies and labels, required for the Manufacture of Products.

1.1.21.	“MEDA” has the meaning set forth in the Preamble.

1.1.22.
“MEDA Confidential Information” means all information, specifications, know-how and data pertaining to MEDA’s business disclosed to ULURU, its Affiliates or its Third Party manufacturer hereunder, including, without limitation, marketing and sales plans, artwork, formats, equipment, logos, drawings, customer lists, regulatory filings, correspondence with the EMEA or any other Regulatory Authority, clinical study data, analytical data, operating procedures and all ordering and sales information.

1.1.23.
“MEDA Trademarks” means any trademarks, trade name, trade dress, slogan, logo, or similar item selected by MEDA for use in connection with the Products, including but not limited to the trademark Apthasol®, as listed in Exhibit J.

1.1.24.
“Methods of Analysis” means the methods of analysis for the Products which are mutually agreed upon in writing between the Parties and, on a date to be mutually agreed upon by the Parties, attached as an exhibit to this Agreement.

1.1.25.
“Net Sales” means, with respect to the Product, the gross invoiced sales amount of the Products sold by MEDA or its Affiliates to non-affiliate Third Parties, after deduction of the following items, to the extent that such deductions are reasonable and actually allowed, taken or incurred, and (provided that such items do not exceed reasonable and customary amounts in the country in which the sale occurred): (a) trade and quantity discounts, net of any give-backs received by MEDA in return; (b) refunds, rebates, governmental rebates, retroactive price adjustments, service allowances and broker’s or agent’s commissions; (c) credits or allowances given for rejection or return of previously sold Products or for wastage replacement actually taken or allowed; and (d) any tax, duties or government charge levied on the sale of Product and borne by MEDA and/or its Affiliates (excluding national, state or local taxes based on income). Such amounts shall be determined from the books and records of MEDA and its Affiliates maintained in accordance with generally accepted accounting principles, consistently applied. Sales of the Products by and between a Party and its Affiliates for further distribution to a Third Party are not sales to Third Parties and shall be excluded from Net Sales calculations for all purposes.

1.1.26.	“Old Agreement” shall have the meaning as set fort in the Preamble of this Agreement

1.1.27.	“Party” or “Parties” means either MEDA, ULURU or both, as the context requires.

1.1.28.
“Patents” shall mean (a) the patents listed in Exhibit D and (b) any and all patents, patent applications, patent disclosures awaiting filing determination, patent divisionals, continuations, continuations-in-part, reissues, re-examinations, renewals and extensions thereof Controlled by ULURU during the Term, within the Territory, which are necessary for the Manufacture, use or distribution of the Products.

1.1.29.
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership proprietorship, other business organization, trust, union, association or governmental authority.

1.1.30.	“Products” shall mean the Products listed in Exhibit A

1.1.31.
 “Recall” means any action by any Party to recover title to or possession of any Product sold or shipped to Third Parties or any action to prevent or interrupt the sale or shipment by a Party of the Products to Third Parties that would have been subject to recall if it had been sold or shipped.

1.1.32.
“Regulatory Approval” means all consents, permits, approvals, licenses, authorizations, qualifications, notices or orders that are issued or granted by Regulatory Authorities which are required for the manufacture, marketing, promotion, pricing and sale of the Products in a country within the Territory.

1.1.33.
“Regulatory Authority” means any domestic or foreign, federal, national, regional, state, county, city, municipal, local or other administrative, legislative regulatory or other governmental authority, agency, department, bureau, commission, or council involved in the granting of Regulatory Approval for the Products in the Territory.

1.1.34.	“Rolling Forecast” has the meaning set forth in Section 3.4.

1.1.35.	“Seizure” means any action by the EMEA or any other Regulatory Authority to detain or destroy the Products or prevent the release of the Products.

1.1.36.	“Specifications” means the specifications for the Products as set forth in the Exhibit E or in the Quality Agreement.

1.1.37.	“Supply Failure” shall have the meaning as set forth in Section 3.7.2.

1.1.38.
“Term” means, with respect to each country in the Territory, the period commencing on the Effective Date and ending upon the expiration of the last-to-expire patent within the Patents in such country, except as and if sooner terminated in accordance with Article 9.

1.1.39.	“Territory” means,
(a) initially:
(aa)	Countries of the Old Agreement, which are: Denmark, Sweden, Norway, Finland, Estonia, Lithuania, Latvia and
(bb)           New countries, which are
(i)
European Union countries: Austria, Belgium, Bulgaria, Cyprus, Czech Republic, France, Germany, Hungary, Ireland, Italy, Luxembourg, Malta, Netherlands, Poland, Romania, Slovakia, Slovenia, United Kingdom, and

(ii)           Non-European Union Countries: Switzerland, Turkey and
(iii)	Russia and CIS Markets: Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Moldova, Russia, Tajikstan, Ukraine, Uzbekistan and Kyrgyzstan

and (b) potentially later Spain, Greece and Portugal provided that ULURU had re-acquired the rights back from Esteve S.A., Spain, in accordance with Section 3.1.5, and any other countries the Parties may agree on to add to this Agreement.

1.1.40.	“Third Party” means any Person other than MEDA, ULURU and their respective Affiliates.

1.1.41.	“Trademarks” means all ULURU trademarks OraDisc™.

1.1.42.	“ULURU” has the meaning set forth in the Preamble.

1.1.43.
“ULURU Confidential Information” means all information, specifications (including, without limitation, the Specifications), know-how and data pertaining to the Products and ULURU’s business or its Manufacturing operations disclosed to MEDA or its Affiliates, Third Party manufacturers or distributors hereunder, including, without limitation, all information, Specifications, know-how and data related to the design, implementation, performance and Manufacture of the Products, and any correspondence with the FDA, EMEA or any other Regulatory Authority, clinical study data, analytical data, or operating procedures.

1.2.	Construction of Certain Terms and Phrases.

Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) Article and Section headings shall not affect the meaning or construction of any provision of this Agreement.

2.	TERMINATION OF THE OLD AGREEMENT

2.1.	MEDA and ULURU hereby terminate by mutual agreement the Old Agreement effective as of the Effective Date.

2.2.	The Parties hereby agree that neither Party shall have any rights and/or obligations towards the respective other Party resulting from the Old Agreement and/ or its termination.

3.	SUPPLY

3.1.	Grant of License / Expansion of the Territory.

3.1.1.
Subject to the terms and conditions of this Agreement, ULURU hereby grants to MEDA (a) the exclusive right and sub licensable license in the Field under ULURU’s Intellectual Property Rights to market, offer for sale, sell, distribute and import products, including the Products, in the Territory, (b) the exclusive right and sub licensable license in the Field under ULURU’s Intellectual Property Rights to use the Products in the Territory, provided that such right and license is limited to such use as is necessary for MEDA to market, offer for sale, sell, distribute and import and, subject to the terms and conditions set forth in Section 3.8, Manufacture the Products in the Territory, and (c) a exclusive right and sub licensable license to use the Products and all information and Intellectual Property Rights with respect thereto (including, without limitation, data, studies and clinical trials) solely for the purpose of obtaining Regulatory Approvals for the Products. Except as expressly granted herein, ULURU retains all rights in the Intellectual Property Rights and the Products.

3.1.2.
Except as specifically provided to the contrary in Section 3.1.1, the license granted in Section 3.1.1 shall not be construed (a) to effect any sale of ULURU´s Intellectual Property Rights or any other proprietary ULURU technology; (b) subject to the terms and conditions set forth in Section 3.8, to grant any license relating to ULURU’s methods of formulating, fabricating and Manufacturing the Products; (c) to grant MEDA any rights in or to the use of the Intellectual Property Rights by implication or otherwise. MEDA shall mark or have marked all containers or packages of the Products in accordance with the patent marking laws of the jurisdiction in which such units of Products are to be used or distributed.

3.1.3.
Upon expiration of the Term in any country due to (i)the expiration of the last-to-expire patent within the Patents in such country or (ii) due to a termination of the Agreement for cause by MEDA in accordance with the provisions of Section 3.7.3, 9.4 and/or 9.5, MEDA shall have a non-exclusive, transferable, timely unrestricted license to those licenses set forth in Section 3.1.1, provided that MEDA will pay to ULURU the royalties in accordance with Articles 3.1.3 a)- d) of this Agreement:

a)	In consideration for the license granted by ULURU to MEDA as set out above in Article 3.1.3, MEDA shall pay to ULURU a royalty of 5% (five percent) on Net Sales of the Products.

b)
MEDA will pay to ULURU the royalties quarterly (meaning any calendar quarter ending on 31st March, 30th June, 30th September or 31st December) within 30 (thirty) days after the end of the relevant calendar quarter. The currency of the royalty payment shall be EURO. Each royalty payment shall be accompanied by a statement in a form as set forth in Article 3.9.3 d) of this Agreement.

c)	The rights and obligations of the Parties as to ULURU´s right to inspect and examine MEDA´s books - as laid down in Article 6.5.2 and 6.5.3 of this Agreement shall - apply accordingly.

d)	It is understood that MEDA´s obligation to pay royalties to ULURU shall cease on a product by product basis upon the expiration of the last-to-expire patent within the Patents in such country.

3.1.4.
MEDA is free to decide whether (i) to use the Trademarks in the countries of the Territory or (ii) to register, at MEDA’s expense, and to use alternative MEDA Trademarks for the promotion, distribution and sale of the Products.

a)	Trademarks
In case MEDA decides to use the Trademarks and not to register and use the MEDA Trademarks the following shall apply:

On request of MEDA, ULURU agrees to register – at ULURU´s own costs – in the respective countries of the Territory the Trademark Ora Disc.

Subject to the terms and conditions of this Agreement, ULURU hereby grants to MEDA an exclusive, non-transferable (except in accordance with a permitted assignment of this Agreement under Section 14.3) license in the Field to use the Trademarks solely in connection with the Manufacture, promotion, marketing, sale and distribution  of the Products under this Agreement, within the Territory. Based on the information provided by ULURU, MEDA acknowledges that ULURU is the exclusive owner of the Trademarks and all associated goodwill and registrations. MEDA agrees that it has no rights to use the Trademarks except for the right to use the Trademarks as provided for in this Agreement and all uses of the Trademark by MEDA, and the associated goodwill, shall inure solely to the benefit of ULURU.

MEDA further agrees that upon the termination or expiration of this Agreement, all right to use the Trademarks provided to MEDA hereby shall revert fully to ULURU.

Except as consistently with this Agreement with respect to the Products, MEDA shall not (a) use the Trademark as part of, or in conjunction with, any other names or Trademarks without ULURU’s prior written approval; (b) use the Trademarks or any confusingly similar marks, terms or designs, except as expressly authorized in this Section 3.1.4; (c) attempt to register any such Trademarks, terms or designs; (d) take any actions inconsistent with ULURU’s ownership of the Trademark and any associated registrations, or attack the validity of the Trademark, ULURU’s ownership thereof, or any of the terms of this Section 3.1.4; (e) use the Trademark in any manner that would indicate MEDA is using such Trademark other than as a licensee of ULURU; nor (f) assist any Affiliate or Third Party to do any of the same.

b)	MEDA Trademarks
ULURU agrees that MEDA is the exclusive owner of the MEDA Trademarks and all associated goodwill and registrations. ULURU shall have no rights to use the MEDA Trademarks except for the right to use the Trademark as provided for in this Agreement.

ULURU further agrees that upon the termination or expiration of this Agreement, all right to use the MEDA Trademarks hereby shall revert fully to MEDA.

3.1.5.
ULURU will provide commercially reasonable efforts to re-acquire from Esteve SA, Spain the exclusive rights for the Manufacture, marketing, promotion, sale and distribution of the Products in Spain, Greece and Portugal. ULURU will promptly inform MEDA once the rights had been re-acquired from Esteve SA. In such a case, the parties agree to extend the Territory and to add Spain, Greece and Portugal to this Agreement. The Parties will stipulate the extension of the Territory in an amendment to this Agreement. To avoid any misunderstandings, the license payments applicable for Spain mentioned in Exhibit I are subject to ULURU´s successful re-acquisition of the Product rights for Spain, Greece and Portugal.

3.2.	Registration of the Products / Regulatory Approvals

3.2.1.	At MEDA’s sole expense, MEDA agrees to make and maintain all Regulatory Approvals for the Products from the Regulatory Authorities in the countries of the Territory.

3.2.2.
ULURU will provide MEDA with all documentation which is necessary for the registration process and the obtaining of the Regulatory Approvals, including but not limited to a certificate of pharmaceutical product (“CPP”) and the US dossiers of the Products. ULURU will use commercially reasonable efforts to assist MEDA in the obtainment of the Regulatory Approvals.

3.2.3.
If MEDA decides not to register OraDisc™ A (amlexanox) in one of the Major Countries, the rights to the respective Product (and only to this Product) in the respective country granted by ULURU according to Section 3.1 shall revert to ULURU.

To avoid any misunderstandings, for any other countries other than the Major Countries, MEDA is free to decide whether to make and /or maintain the Regulatory Approvals or not.

3.2.4.
Any Regulatory Approval shall become, if legally permitted in the respective country of the Territory, the sole property of MEDA. MEDA shall be (if legally permitted in the respective country of the Territory) the holder of the Regulatory Approvals.

Upon termination and/or expiration of this Agreement for whatever reason, ULURU shall transfer the Regulatory Approvals (if due to legal regulations in a country of the Territory ULURU must be holder of the Regulatory Approval) to MEDA or any Third Party designated by MEDA.

3.3.	Manufacture.

3.3.1.
Subject to Section 3.4, ULURU shall Manufacture and deliver the Products to MEDA in such quantities and at such times as ordered by MEDA in accordance with this Agreement. During the Term, ULURU shall maintain the resources necessary to Manufacture the Products and shall provide, at its own expense, all Materials and labor necessary to do so.

3.3.2.
ULURU may not transfer its Manufacturing and supply obligations under this Agreement to any Third Party without MEDA’s prior written consent. In any case, ULURU is solely responsible towards MEDA for the fulfillment of all of ULURU’s Manufacturing and supply obligations under this Agreement.

3.3.3.	MEDA herewith approves the Third Party manufacturer of ULURU mentioned in Exhibit B.

3.3.4.
If requested by MEDA, ULURU shall be responsible for (a), at MEDA’s cost and expense, supplying to MEDA, prior to the commencement of Manufacturing of the Product, a full scale validation Batch and the data reasonably requested by MEDA (including, without limitation, the final Product formulation, the processing requirements from start to finish for all production, the validated analytical methods, the Specifications and test method (both chemical and physical) for all elements of the disc component and the Product through the finished production of the Products and the validation protocols and schedules for processes, equipment, cleaning and packaging) and MEDA shall reimburse ULURU for ULURU’s actual, reasonable, out-of-pocket costs for the supply of such Batch and data, (b) at MEDA ’s cost and expense, scale-up, validation and stability of the Products for commercial production of the Products, including, without limitation, bulk production of the benzocaine gel, production of the mucoadhesive disc and development and validation of a mutually acceptable package configuration, (c) cooperating with MEDA with respect to the obtaining by MEDA of any Regulatory Approvals required to be obtained by MEDA with respect to the marketing, sale, offering to sell, importing and/or distribution of the Product, and (d) providing to MEDA complete Batch records for all validation Batches and, on an annual basis, providing one representative full Batch record.

3.4.	Forecasts.

At least four (4) months prior to Launch, MEDA shall submit to ULURU a forecast of the quantity of the Products that MEDA anticipates ordering from ULURU prior to MEDA’s anticipated Launch of Products. MEDA shall submit to ULURU a forecast of the quantity of the Products that MEDA anticipates ordering from ULURU during the twelve (12) month period (broken down by month) following Launch and MEDA shall update such forecast on a rolling twelve (12) months basis every month thereafter (each, a “Rolling Forecast”). MEDA shall place purchase orders for at least the quantity of the Products specified in the first three (3) months of each such Rolling Forecast and the remaining nine (9) months shall be a non-binding good faith estimate. Except as set forth in this Section 3.4, MEDA shall not be required to order any fixed minimum quantity of the Products or any quantity of the Products, notwithstanding any forecast or prior course of dealing.

3.5.	Orders and Delivery.

MEDA shall place its firm orders for the Product with ULURU by submitting a purchase order, at least ninety (90) days prior to the delivery date requested therein, which sets forth (a) the quantity of the Product ordered for delivery; and (b) the delivery date for that order. Any such purchase order which is in accordance with the terms and conditions of this Agreement shall be deemed to be accepted by ULURU.

For all other purchase orders placed by MEDA, unless ULURU notifies MEDA in writing within fifteen (15) days of receipt of a purchase order that it is unable to deliver the Product in accordance with such purchase order, ULURU shall be deemed to have accepted such purchase order as a binding order. If ULURU notifies MEDA that it is unable to fill a purchase order that is not in accordance with the terms and conditions of this Agreement, it shall indicate the portion of such purchase order ULURU cannot supply by the requested delivery date and specify alternate delivery dates; provided that in the event that MEDA delivers a purchase order less than ninety (90) days prior to the requested delivery date, ULURU shall use commercially reasonable efforts to meet such requested delivery date despite the shortened lead time, and ULURU will not be in breach of its obligations hereunder if, despite such commercially reasonable efforts, ULURU is not able to meet such requested delivery date with respect to such order. MEDA may cancel or modify any firm purchase order (in whole or in part) at any time prior to the delivery for any quantity of Products for which Manufacturing has not been completed pursuant to such purchase order at the time that notice of cancellation or modification is received by ULURU; provided that if Manufacturing has commenced but not completed pursuant to such firm purchase order, MEDA shall reimburse ULURU for Material and labor costs in respect of any works-in-progress pursuant to such cancelled or modified purchase order (or part thereof) at the time notice of cancellation or modification is received by ULURU; and provided, further, that MEDA shall reimburse ULURU for the actual, reasonable out-of-pocket cost of any other Material purchased by ULURU to fill a cancelled purchase order (or part thereof) that are unique to the Product and cannot within a reasonable period of time otherwise be used in ULURU’s operations.  All Products shall be delivered F.O.B. the Facility and in accordance with MEDA’s instructions.  Title, possession and risk of loss shall pass to MEDA upon delivery of Products to MEDA’s designated carrier at the Facility’s loading dock.  The provisions of this Agreement shall prevail over any inconsistent statement or provisions contained in any document related to this Agreement passing between the parties hereto including, but not limited to, any purchase order, acknowledgment, confirmation or notice.

3.6.	Shelf Life.

ULURU shall schedule Manufacturing operations so that all of the Products delivered has the latest expiry date possible, and in no event shall any Products be delivered to MEDA with an expiry date less than the maximum established expiry date (as set forth in the Specifications) less three (3) months. If Product is delivered to MEDA whose expiry date does not conform to the requirements set forth in this Section 3.6, ULURU shall promptly, at its sole expense, replace the non-conforming Product.

3.7.	Supply Failures.

3.7.1.
It is of essence to this Agreement that ULURU delivers the Products at the date stated in the purchase order. In the event that ULURU fails to deliver the Products on or before the delivery date specified in the applicable purchase order, ULURU or its Affiliates shall notify MEDA of such delay and the Parties shall consult in good faith to determine the period of such inability to supply such Product.

3.7.2.
If (i) MEDA reasonably determines that such or any other inability to so supply a Product will continue for more than 90 (ninety) days, or (ii) if ULURU fails to supply any of MEDA´s purchase orders for Product and fails to cure such failure within 60 (sixty) days after the requested delivery date therefore (each of (i) and (ii) shall be referred to as a “Supply Failure”), then MEDA may, at its option either (x) agree to have ULURU supply the undelivered Product at a future date agreed upon the Parties or (ii) have up to 100 (hundred) % supplied by a secondary supplier of such Product as provided for in Article 3.8 below.

In any event ULURU shall use commercial reasonable efforts to resume the Manufacture as promptly as possible. In the event of a Force Majeure, the Parties will work in good faith to try and re-establish supply of Products as soon as possible.

3.7.3.	If ULURU continues to be delayed with the delivery of the Products for a period of six (6) consecutive months, MEDA has, without any time restriction, the right to terminate this Agreement.

3.8.	Secondary Supplier:

3.8.1.
MEDA shall have the right to establish and maintain secondary supplier (s) for all Products (in finished form). MEDA and UULURU shall jointly select and agree on a secondary supplier(s), provided however that if the Parties can not agree on a secondary supplier, then MEDA shall be entitled to appoint a secondary supplier at its sole discretion.

3.8.2.
ULURU shall cooperate with MEDA in the transfer of copies of the ULURU Confidential Information, technology and know- how necessary to Manufacture the Products to MEDA and/or its designated secondary supplier (s), (b) deliver to MEDA copies of such drawings, specifications, and other information in ULURU’s possession as may be necessary to Manufacture the Products or cause the Products to be Manufactured and (c) grant to MEDA a limited license in the Field under ULURU’s Intellectual Property Rights during the Term of this Agreement to Manufacture, make, or have made for MEDA’s distribution of the Product in the Territory, the Products; provided that to the extent that such technology and know-how constitutes ULURU Confidential Information (or any information constitutes Confidential Information of ULURU’s Third Party manufacturer) it shall be subject to the provisions of Article 10 and MEDA’s designated secondary supplier shall be required to enter into a confidentiality agreement with ULURU containing substantially the same terms as Article 10; and further provided that all items provided under clauses (a) and (b) above will be subject to the license granted pursuant to clause (c).

3.8.3.
Subject to Section 3.8.1 following the establishment of any secondary supplier hereunder, MEDA may obtain from such secondary supplier such portion of its supplier requirements with the respect to the Product as is necessary to maintain such secondary supplier’s regulatory qualification, but in no event more than 10% of MEDA´s total requirements for the Products. Product procured until this section 3.8.3 will be subject to a royalty of 5% of Net Sales in the Territory.

3.8.4.
Notwithstanding the provisions of Section 3.8.3 above, but subject to Section 3.8.1 above, MEDA shall have the right to obtain from such secondary supplier(s) up to 100% of its supply requirements with respect to any Products in the event (a) of expiration of the Term of this Agreement or (b) MEDA terminates the Agreement with respect to such Product pursuant to Article 3.7.4, 9.4 and 9.5 of this Agreement, (c) in the event of a Supply Failure occurs with respect to such Product.

3.9.	Marketing, Promotion and Distribution.

3.9.1.
ULURU agrees that MEDA shall have only the obligation to market, promote, sell and distribute OraDisc™ A (amlexanox) in the countries of the Major Countries, Belgium, the Netherlands and in Turkey, provided that, nothing shall require MEDA to continue to market or sell the Products in any of these countries during a period of time that MEDA determines, in its sole judgment, that such Product is reasonably likely to be Subject to adverse regulatory or legal action, or infringe any intellectual property right of any Third Party in such country.

3.9.2.
MEDA agrees to Launch in addition OraDisc™ A (amlexanox) in the countries of the Major Countries, Belgium, the Netherlands and in Turkey, within 6 (six) months after Regulatory Approval has been granted, provided that ULURU has delivered MEDA with Products as laid down in the respective purchase order.

If OraDisc™ A (amlexanox) will not be launched in the countries of the Major Countries, Belgium, the Netherlands and in Turkey within 6 (six) months after Regulatory Approval has been granted, then ULURU will give MEDA the right to remedy for another 4 (four) months. If Launch of the Products is not effected in this additional 4 (four) months period, then the rights to the respective Product (and only to this Product) in the respective country granted by ULURU according to Section 3.1 shall revert to ULURU.

To avoid any misunderstandings, for any other countries than the countries of the Major Countries, Belgium, the Netherlands and Turkey, MEDA is free to decide whether to launch, market, promote, sell and distribute the OraDisc™ A (amlexanox) or not. With regard to Aphthasol Paste (5% amlexanox paste) MEDA is to decide whether to launch, market, promote, sell and distribute it or not

3.9.3.	Subject to Section 3.9.1 – 3.9.2 above, MEDA agrees

a) to market, sell and distribute the Products in accordance with the terms of this Agreement.

b) that all promotion and selling activities are to be undertaken by MEDA at its own cost and expense and without right of reimbursement therefore.

c) to provide to all customers in the Territory customer support relating to the Products.

d) to remit on April 15th, July 15th, October 15th and January 15th of each calendar quarter to ULURU a true, detailed and accurate report, in units and in value, of all sales of Products and samples in the Territory in the preceding calendar quarter.

3.9.4.
ULURU agrees to support MEDA, as far as possible for and available within ULURU, in the promotion, marketing, sale and/or distribution of the Products in the Territory. Any costs related to such support will be borne by MEDA. If possible (i.e. where marketed by ULURU’s partners e.g. USA), ULURU will provide MEDA with examples of promotional material from its sub-licensees and distributors.

3.10.	Supply of Samples

As soon as practicable after the Effective Date, the Parties will discuss in good faith the terms and conditions (including but not limited the quantities and prices) regarding ULURU´s obligation to supply MEDA with samples of the Products.

3.11.	Clinical trials / Clinical Data

3.11.1.
If (i) the Parties mutually agree to conduct further clinical trials and/or (ii) if a clinical trial is required for regulatory approval purposes, ULURU will contribute fifty (50%) per cent towards the cost of the respective clinical trial.

3.11.2.
MEDA shall have the right to use and reference all clinical and other technical data generated by ULURU and ULURU’S licensees relating to the Products. ULURU and its licensees shall have the right to use and reference all clinical and other technical data generated by MEDA relating to Products.

3.12.	Additional Responsibilities

3.12.1.
MEDA shall be responsible, at MEDA’s cost and expense, for any consumer product testing and commercialization of the Products, including, without limitation, all sales and marketing activities related to the Products and the design of all Product packaging and related artwork, and the design of all labeling.

3.12.2.	MEDA shall retain, at its own expense a selling and service organization with adequate experience, ability and training for purposes of marketing and selling the Products in the Territory.

4.	COMPLIANCE, QUALITY AND ENVIRONMENTAL

4.1.	Compliance with Law.

ULURU shall conduct all Manufacturing hereunder in a safe and prudent manner, in compliance with all applicable laws and regulations (including, without limitation, those dealing with occupational safety and health, those dealing with public safety and health, those dealing with protecting the environment, and those dealing with disposal of wastes), and in compliance with all applicable provisions of this Agreement. ULURU shall obtain and maintain all necessary Regulatory Approvals with respect to the Manufacture and supply of the Products to MEDA. To the extent necessary for the Regulatory Approval of the Products, ULURU shall permit the inspection of its premises and the Facilities by Regulatory Authorities and shall supply all documentation and information requested by MEDA or such Regulatory Authority to obtain or maintain Regulatory Approval of the Products.

4.2.	Manufacturing Quality; Storage.

4.2.1.
All Products shall be Manufactured by ULURU at the Facilities using Materials and processing aids free of animal derived materials. ULURU shall sample and analyze all Materials upon receipt to ensure that such Materials are unadulterated, free of defects and meet the applicable Specifications therefore. ULURU shall take all necessary steps to prevent contamination and cross contamination of Products.

4.2.2.
The Products shall be unadulterated and free from contamination, dilutents and foreign matter in any amount and in accordance with the Product specifications and generally accepted pharmaceutical standards. ULURU shall perform the quality control tests (both when the Product is in-process and when it is finished) with respect to the Products in accordance with the Methods of Analysis, the cost of such to be included in the price hereinafter specified. ULURU shall promptly, upon completion of such tests, deliver to MEDA a copy of the record of such tests performed on, and a Certificate of Analysis for, each Batch of Product. ULURU shall deliver a representative sample from each Batch of Product to MEDA’s designated representative by the date reasonably specified by such representative.

4.2.3.
Within sixty (60) days of the Effective Date, each of the Parties shall execute and deliver the Quality Agreement substantially in the form of Exhibit C and as mutually agreed to by the parties.  Each Party agrees to perform its respective obligations under the Quality Agreement in accordance with such agreement.  Prior to shipment, the Products shall be stored at all times in conditions at least as favorable as those set forth on the Product’s label, or in accordance with conditions reasonably specified by MEDA.

4.3.	Testing by MEDA.

MEDA may test the Product samples in accordance with the applicable Methods of Analysis. If the analysis of any Product performed by or for MEDA differs from ULURU´s analysis of the same Batch, MEDA shall advise ULURU and ULURU and MEDA agree to consult with each other in order to explain and resolve the discrepancy between each other’s determination. If, after good faith attempt by the Parties to do so, such consultation does not resolve the discrepancy, an independent, reputable laboratory as mutually agreed by the Parties shall repeat the applicable Methods of Analysis on representative samples from such Batch provided by both MEDA and ULURU. The costs of the independent laboratory referred to above shall be borne by (a) MEDA if such laboratory determines that the Product conforms to the Specifications or (b) ULURU if such laboratory determines that the Product does not conform to the Specifications. If so requested by MEDA in writing, ULURU shall promptly send a new Batch of the Product (of similar quantity as to the amount of such Product being analyzed as set forth above) to MEDA. MEDA shall not be obligated to pay for any of the Product (and if MEDA has paid for such Product ULURU shall promptly reimburse MEDA for the cost of replacing such Product, including, without limitation, related costs such as testing and transportation costs) that such laboratory determines does not conform to the Specifications, but shall be obligated to pay for any new Batch of Product that is sent as specified above; provided that MEDA must destroy (and certify destruction of) such non-conforming Product.

4.4.	Samples and Record Retention.

ULURU shall retain records and retention samples of each Batch of the Products as required by the applicable laws, but for at least thirty-eight (38) months after the expiration date of that Batch and shall make the same available to MEDA upon request. Retention samples shall only be destroyed after the required holding period; provided that in the event that MEDA provides written notice to ULURU during such retention period (at least thirty-eight (38) month) that it desires ULURU to retain such retention samples for a longer period of time, then ULURU shall comply with such request until notified by MEDA that the sample need no longer be retained. During and after the Term of this Agreement ULURU shall reasonably assist MEDA with respect to any complaint, issue or investigation relating to the Products.

4.5.	Inspection.

ULURU shall give access to representatives of MEDA, at all reasonable times during regular business hours, to the Facilities and any other facility in which Products are Manufactured, tested, packaged and/or stored, and to all Manufacturing records with respect to the Products, for the purpose of inspection. MEDA shall have the right while at any such Facility to inspect and copy (provided that to the extent that such copies constitute ULURU Confidential Information (or Confidential Information of ULURU´s Third Party Manufacturer) they shall be subject to the provisions of Article 10) records and Regulatory Approvals solely to evaluate work practices and compliance with all applicable EMEA and other Regulatory Authority laws and regulations, occupational health and safety, and environmental laws and regulations, GMP and warehousing practices and procedures. The conduct of (or right to conduct) any inspection under this Section 4.5 does not impose upon MEDA responsibility or liability for the operation of the Facility. Such inspection shall be conducted after prior written notice to ULURU, will be conducted in a manner that is not disruptive to ULURU’s operations, and shall not be more frequent than is reasonable.

4.6.	Adverse Drug Events / Pharmacovigilance Agreement.

4.6.1.
Each Party shall fully, accurately and promptly provide the other Party with all data known to it at any time during the Term of this Agreement or thereafter, which data indicate that any Product is or may be unsafe, lacks utility, or otherwise does not meet the Specifications.

4.6.2.
Within sixty (60) days of the Effective Date, each of the Parties shall execute and deliver the Pharmacovigilance Agreement substantially in the form of Exhibit G and as mutually agreed to by the parties. Each Party agrees to perform its respective obligations under the Pharmacovigilance Agreement in accordance with such agreement.

4.7.	Recalls and Seizure.

4.7.1.
Each Party shall keep the other Party promptly and fully informed of any notification or other information whether received directly or indirectly which might result in the Recall or Seizure of the Products. If either Party determines that it is necessary to Recall any Product, it shall immediately notify the other Party and, prior to commencing any Recall, the Parties shall consult with one another to determine whether or not a Recall is necessary. If it is mutually agreed that a Recall is necessary (or if MEDA determines, in its sole discretion, that a Recall is necessary), then the Parties shall meet and determine the manner in which the Recall is to be carried out and review any instructions or suggestions of the applicable Regulatory Authorities. MEDA and ULURU shall effect the Recall in the manner agreed upon between the Parties in as expeditious a manner as possible and in such a way as to cause the least disruption to the sales of any Product and to preserve the goodwill and reputation associated with the Product. In any such situation, MEDA shall have the right to make all final decisions regarding such Recall.

4.7.2.
In the event that a Recall results from any cause or event arising from ULURU’s breach of Sections 4.1, 4.2, 4.4, 4.6. 4.8 or the representations set forth in Sections 7.2.1, 7.2.4 or 7.2.5 and/or the defective Manufacture, storage or handling of the Products by ULURU (excluding defects relating to packaging or labeling supplied by or prepared at and in accordance with the direction of MEDA), ULURU shall be responsible for all expenses of the Recall incurred by MEDA and ULURU shall promptly replace such Product at no additional cost to MEDA consistent with directions received from the appropriate Regulatory Authority. In the event that a Recall results from any cause or event arising from defective Manufacture, storage, handling or distribution of the Products by MEDA or its Affiliates, distributors or contractors (including but not limited to defective Manufacture, storage, handling or distribution undertaken at the direction of MEDA and consistently with MEDA’s instructions), MEDA shall be responsible for the expenses of the Recall, including the cost of replacement Product. For the purposes of this Agreement, the expenses of a Recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product and all other costs incurred in connection with such Recall, including reasonable costs and attorneys’ fees, but shall not include lost profits of either party.

4.8.	Environmental, Occupational Health and Safety.

4.8.1.
ULURU shall promptly report to MEDA after any of the following incidents related to the Manufacturing operations hereunder occurs: (a) fatalities and/or significant injuries or occupational illness; (b) property damage in excess of € 50,000; (c) inspections by any environmental protection agency or occupational health and safety agency; or (d) requests for information, notices of violations or other significant governmental and safety agency communications relating to environmental, occupational health and safety compliance.

5.	MANUFACTURING CHANGES

5.1.	Voluntary Changes.

ULURU shall not make, nor shall any other Person make, any changes to the Manufacturing process, the Manufacturing equipment, the Specifications, the Materials, the sources of Materials or the Methods of Analysis without the prior written consent of MEDA. If either Party requests in writing a change in the Manufacturing process, the Manufacturing equipment, the Specifications, the Materials, the source of Materials or Methods of Analysis with respect to the Products that is not the result of a requirement of the EMEA or any other Regulatory Authority, the other Party shall use commercially reasonable efforts to make or accept such change, as the case may be. The requesting Party shall provide the other Party with a detailed written report of all proposed changes to the Manufacturing process, the Manufacturing equipment, the Specifications, the Materials, the sources of Materials or the Methods of Analysis. The Party initiating the change will bear the respective costs associated with such voluntary change.

5.2.	Required Changes.

If the EMEA or any other Regulatory Authority requests or requires, or takes any action that requires, any change in the Manufacturing process, the Manufacturing equipment, the Specifications, the Materials, the source of Materials or Methods of Analysis with respect to the Products, the Parties shall meet and discuss an implementation plan for such change and use commercially reasonable efforts to accommodate as soon as practicable such change to meet the EMEA’s or such other Regulatory Authority’s requirements. Each Party will bear its respective costs associated with, or incurred as a result of, such change. Each Party agrees to promptly forward to the other copies of any written communication received by such Party from the EMEA or any other Regulatory Authority that may affect the Manufacture, supply, or distribution of the Product as contemplated herein.

6.	PRICE AND PAYMENT

6.1.	Prices for the Products.

6.1.1.	The prices for the Products are set forth in Exhibit H. The prices include all Manufacturing and supply obligations of ULURU under this Agreement.

6.1.2.	The prices shall be fixed for the Term of this Agreement, if not otherwise stipulated in Section 6.1.3 below.

6.1.3.
ULURU shall be entitled to revise the prices of the Products in case that ULURU’s labor costs and/or Material costs will increase by more than 2½% (two and one-half percent) compared to the costs/prices valid at the Effective Date, provided however that (i) ULURU will prove the increase in writing and (ii) MEDA´s gross margin will not be below 70 (seventy) % and (iii) MEDA´s prices for the products are not worse than the prices for the products to other licensees in Europe.

In case of such justified increase, Exhibit H will be amended accordingly. The change in the price shall become effective the first day of the month following the written notification and documentation of the price increase by ULURU to MEDA.

6.2.	License payments.

During the Term of this Agreement, the license payments set forth in Exhibit I shall be due and payable from MEDA to ULURU within sixty (60) days of the occurrence of the applicable milestone set forth in Exhibit I, with the exception that the license payment due on the Effective Date will be paid immediately on signing the Agreement.

6.3.	Payment.

MEDA shall pay invoices for Products delivered hereunder not later than sixty (60) days after the later of receipt of Product covered by such invoice and receipt of such invoice.

6.4.	Taxes and Other Charges.

All prices are exclusive of taxes, shipping costs to the point of delivery, customs duties and other charges, and MEDA agrees to bear and be responsible for the payment of all such charges imposed, excluding taxes based upon ULURU’s net income.

6.5.	Audit Rights.

6.5.1.
MEDA shall have the right, at its own expense, to access the books and records of ULURU and its Affiliates as may be reasonably necessary to verify the accuracy of the labor costs and Material costs referred to in Section 6.1.3. Such access shall be conducted after thirty (30) days’ prior written notice to ULURU and during ordinary business hours, will be conducted in a manner that is not disruptive to ULURU’s operations, and shall not be more frequent than once per Contract Year or in respect of any Contract Year ending not more than twenty-four (24) months prior to the date of such notice. Subject to Section 6.5.3, if such independent certified public accountant’s report shows any overpayment by MEDA, ULURU shall remit to MEDA within thirty (30) days after MEDA’s receipt of such report, (a) the amount of such overpayment, and (b) if such overpayment exceeds three percent (3%) of the total amount owed for the period then being audited, the reasonable fees and expenses of any independent accountant performing the audit on behalf of MEDA. Subject to Section 6.5.3., if such independent certified public accountant’s report shows any underpayment by MEDA, MEDA shall pay to ULURU within thirty (30) days after MEDA’s receipt of such report, the amount of such underpayment. Any audit or inspection conducted under this Agreement by MEDA or its agents or contractors will be subject to the confidentiality provisions of this Agreement, and MEDA will be responsible for compliance with such confidentiality provisions by such agents or contractors.

6.5.2.
MEDA shall maintain books of account with respect to its sales of the Products in each country in the Territory. ULURU shall have the right, not more than once during each Calendar Year, to have an independent accountant selected and retained by ULURU to inspect and examine such books of MEDA during regular business hours for the purpose of verifying the statements of the aggregate Net Sales resulting from sales of Products and determining the correctness of the date of the license payments paid (or not yet paid). If such independent certified public accountant’s report shows any (i) underpayment by MEDA, or (ii) late payment by MEDA (due to the fact that the cumulated Net Sales set fort in the Exhibit I (license payment no. 4) had been achieved earlier), MEDA shall pay to ULURU within thirty (30) days after MEDA´s receipt of such report, (a) the amount of such underpayment or late payment, and (b) if such (y) underpayment exceeds five percent (5%) of the total amount owed for the period then being audited or (z) late payment is more than three (3) months past due, the reasonable fees and expenses of any independent accountant performing the audit on behalf of ULURU. Otherwise, ULURU has to bear the costs of the independent accountant. Any audit or inspection conducted under this Agreement by ULURU or its agents or contractors will be subject to the confidentiality provisions of this Agreement, and ULURU will be responsible for compliance with such confidentiality provisions by such agents or contractors.

6.5.3.
If any dispute arises under this Section 6.5 between the Parties relating to overpayments, underpayments or late payments, and the Parties cannot resolve such dispute within thirty (30) days of a written request by either Party to the other Party, the Parties shall hold a meeting, attended by the Chief Executive Officer or President of each Party (or their respective designees), to attempt in good faith to negotiate a resolution of the dispute. If, within sixty (60) days after such meeting request, the Parties have not succeeded in negotiating a resolution of the dispute, either Party may pursue any other available remedy, including, upon prior written notice to the other Party, instituting legal action.

6.6.	Late Payments.

If any payment due to ULURU under this Agreement is not received by ULURU within ten (10) days of the due date, then, commencing from the date on which such payment was due the amount of such payment shall accrue interest calculated at an annual rate equal to the prime rate plus two percent (2%) until such time as payment of the overdue amount is made in full; provided that no interest shall accrue on any amounts being disputed in good faith by MEDA with respect to which MEDA is making diligent and good faith efforts to resolve.

6.7.	Currency Exchange.

All payments to be made pursuant to this Agreement shall be made in EURO. Amounts based on Net Sales in currencies other than EURO shall be converted on the last business day of each calendar month to EURO at the MEDA financial statement exchange rate applied by MEDA on a consistent basis in MEDA’s own financial accounting.

7.	REPRESENTATIONS AND WARRANTIES

7.1.	Representation and Warranties of Each Party.

Each of MEDA and ULURU hereby represents warrants and covenants to the other Party hereto as follows:

7.1.1.	it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

7.1.2.	the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and do not require any shareholder action or approval;

7.1.3.	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

7.1.4.
the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (a) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (b) the provisions of its charter or operative documents or by laws; or (c) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and

7.1.5.	it shall comply with all applicable laws and regulations relating to its activities under this Agreement.

7.2.	Representations and Warranties of ULURU.

ULURU hereby further represents and warrants to MEDA that:

7.2.1.
as of the date of each delivery of the Product by ULURU to a carrier, the Products (a) has been Manufactured, stored and shipped in strict accordance with GMPs, all applicable laws, rules, regulations or requirements and all applicable Regulatory Approvals in effect at the time of Manufacture; (b) conforms to the Specifications and the Quality Agreement, and is free from defects and are merchantable; (c) is not adulterated or misbranded; and (d) has been stored in accordance with procedures requested by MEDA;

7.2.2.	as of the date of each supply of the Products by ULURU, ULURU has good and marketable title to the Products and the Products are free from all liens, charges, encumbrances and security interests;

7.2.3.
to ULURU’s actual knowledge as of the Effective Date, the Manufacture, use, importation, offer for sale and sale of the Products does not infringe any intellectual property rights of any Third Party within the Territory;

7.2.4.	as of the date of each supply of the Products by ULURU, ULURU possesses all necessary Regulatory Approvals relating to ULURU’s Manufacture and supply to MEDA of the Products;

7.2.5.	as of the Effective Date, the Patents are existing and have not been held to be invalid or unenforceable, in whole or in part;

7.2.6.
as of the Effective Date, ULURU is the sole and exclusive owner of the Intellectual Property Rights existing as of the Effective Date, all of which are free and clear of any liens, charges and encumbrances (other than any licenses granted by ULURU to Third Parties, which grants do not conflict with the license grants to MEDA hereunder);

7.2.7.
as of the Effective Date, and, except as disclosed to MEDA in writing, as of the date of each supply of the Products by ULURU, ULURU has received no notice that the practice of the Intellectual Property Rights or the Trademarks are subject to an infringement claim of any issued patent or Trademark owned or possessed by any Third Party within the Territory;

7.2.8.	as of the Effective Date, the Intellectual Property Rights are not the subject to any funding agreement with any government or governmental agency; and

7.2.9.
as of the Effective Date, or within ten (10) days thereof, ULURU has provided MEDA with any and all information relating to the Products, its Manufacture and formulation necessary for MEDA to conduct a freedom to operate opinion relating to the Territory, and all information has been provided so that MEDA may complete its due diligence.

7.3.	No Presumption.

Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

7.4.	Remedy.

As MEDA’s sole and exclusive remedy for any breach of Section 7.2.1 discovered prior to the distribution by MEDA or its Affiliates of the applicable Product, ULURU shall promptly replace, at its sole cost and expense, any Product which fails to comply with the representations set forth in Section 7.2.1; provided that such nonconforming Product shall be returned to ULURU at ULURU´s costs, only if after ULURU’s inspection, such Product is determined to have been non-conforming pursuant to the procedures set forth in Section 4.3. Except as otherwise provided expressly in this Agreement, each Party is free to seek legal and equitable recourse against the other in the event of any breach of this Agreement (including, without limitation, any breach of such other Party’s obligations, representations, or warranties under this Agreement), subject to the limitations of liability set forth in Section 7.7 and, in such case, the breaching party shall be liable for all damages, losses, liabilities, expenses or penalties (excluding attorneys’ fees and expenses) incurred, assessed or sustained by or against the non-breaching party, its Affiliates, directors, officers, employees or agents arising out of such breach.

7.5.	MEDA Responsibility.

MEDA shall not be responsible for any loss or cost incurred by ULURU during Manufacture of the Products in compliance with the requirements set forth in Section 7.2.1.

7.6.	Disclaimer.

7.6.1.
THE FOREGOING WARRANTIES ARE THE SOLE AND EXCLUSIVE WARRANTIES GIVEN BY ULURU WITH RESPECT TO THE PRODUCTS AND SERVICES PROVIDED HEREUNDER, AND ULURU GIVES AND MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, OTHER THAN THE FOREGOING. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE WARRANTIES EXPRESSLY PROVIDED IN SECTION 6, NO IMPLIED WARRANTY OF MERCHANTABILITY, VALIDITY, NON-INFRINGEMENT, TITLE, FITNESS FOR ANY PARTICULAR PURPOSE, AND NO IMPLIED WARRANTY ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE IS GIVEN OR MADE BY ULURU OR SHALL ARISE BY OR IN CONNECTION WITH ANY SALE OR PROVISION OF PRODUCTS OR SERVICES BY ULURU, OR MEDA’S USE OR SALE OF THE PRODUCT, OR ULURU’S AND/OR MEDA’S CONDUCT IN RELATION THERETO OR TO EACH OTHER. NO REPRESENTATIVE OF ULURU IS AUTHORIZED TO GIVE OR MAKE ANY OTHER REPRESENTATION OR WARRANTY OR TO MODIFY THE FOREGOING WARRANTY IN ANY WAY.

7.6.2.
EXCEPT FOR THE WARRANTIES GIVEN BY MEDA AS EXPRESSLY PROVIDED IN ARTICLE 7, MEDA GIVES AND MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WITH RESPECT TO THE MATTERS ADDRESSED IN THIS AGREEMENT.

7.6.3.
The warranties set forth in this Article 7 do not apply to any nonconformity of the Product resulting from (a) repair, alteration, misuse, negligence, abuse, accident, mishandling or storage in an improper environment by any party other than ULURU (or its contract manufacturer), or (b) use, handling, storage or maintenance other than in accordance with Product Specifications or Product label.

7.7.	Limitation of Liability.

ULURU’S LIABILITY, AND THE EXCLUSIVE REMEDY, IN CONNECTION WITH THE SALE OR USE OF THE PRODUCTS (WHETHER BASED ON CONTRACT, NEGLIGENCE, BREACH OF WARRANTY, STRICT LIABILITY OR ANY OTHER LEGAL THEORY), SHALL BE STRICTLY LIMITED TO ULURU’S OBLIGATIONS AND MEDA’S RIGHTS AS SPECIFICALLY AND EXPRESSLY PROVIDED IN THIS AGREEMENT.

IN NO EVENT WHATSOEVER SHALL EITHER PARTY HAVE ANY LIABILITY, OBLIGATION OR RESPONSIBILITY TO THE OTHER PARTY OR SUCH OTHER PARTY’S AFFILIATES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING IN ANY WAY IN CONNECTION WITH THE PRODUCTS OR ITS PURCHASE, SALE, USE OR INABILITY TO USE.

8.	INDEMNIFICATION AND INSURANCE

8.1.	Indemnification.

8.1.1.
ULURU shall defend, indemnify and hold harmless MEDA, its Affiliates, directors, officers, employees and agents from and against all damages, losses, liabilities, expenses, claims, demands, suits, penalties or judgments or administrative or judicial orders (including, without limitation, reasonable attorneys’ fees and expenses) incurred, assessed or sustained by or against MEDA, its Affiliates, directors, officers, employees or agents with respect to a claim by a Third Party arising out of (a) the negligent acts or omissions of ULURU; (b) any breach by ULURU of this Agreement or its representations, warranties or covenants hereunder; (c) any Recall or Seizure attributable to ULURU’s performance (including, without limitation, amounts MEDA pays or credits to its customers for Products so Recalled or Seized); (d) product liability, tort, nuisance or other claim arising out of the defective manufacture, storage or supply of the Products by ULURU; (e) any allegation that the Manufacture, importation, sale, offer for sale or use of the Products infringe any patent or other intellectual property, proprietary or protected right within the Territory; provided that ULURU will not be obligated to indemnify MEDA if and to the extent that the alleged infringement is caused by: (i) MEDA’s (including, without limitation, its Affiliates, agents, contractors, and sub-distributors) or its customers misuse or modification of the Products; or (ii) MEDA’s (including, without limitation, its Affiliates, agents, contractors, and sub- distributors) or its customers use of the Products in combination with any products or materials not provided by ULURU; and further provided that if the Product is held to constitute an infringement or misappropriation of any Third Party’s intellectual property rights or if in ULURU´s opinion, the Products are, or is likely to be held to constitute, an infringement or misappropriation, ULURU may at its expense and option: (x) procure the right for MEDA to continue distributing the Products (y) upon prior approval by MEDA, which approval will not be unreasonably withheld or delayed, promptly replace the Product with a non-infringing and non-misappropriating equivalent product conforming to the applicable Product Specifications and Regulatory Approvals; provided that there shall not be any material delay in any such replacement; or (z) upon prior approval by MEDA, which approval will not be unreasonably withheld or delayed, modify the Product to make it non-infringing and non-misappropriating while conforming to the applicable Product Specifications and Regulatory Approvals; provided that there shall not be any material delay in any such modification; (f) any enforcement or other action by any Regulatory Authority relating to the Manufacture, the pricing of the Products by ULURU to MEDA or sale of the Products by ULURU to MEDA, or (f) ULURU’s failure to comply with any applicable law, regulation or order (including, without limitation, environmental laws, regulations and orders). The foregoing indemnification obligation shall not apply in the event and to the extent that such claim arose as a result of any indemnitee’s negligence, intentional misconduct or breach of this Agreement. The provisions of this Section shall survive the termination or expiration of this Agreement.

8.1.2.
MEDA shall defend, indemnify and hold harmless ULURU, its directors, officers, employees and agents from and against all damages, losses, liabilities, expenses, claims, demands, suits, penalties or judgments or administrative or judicial orders (including, without limitation, reasonable attorneys’ fees and expenses) incurred, assessed or sustained by or against ULURU, its directors, officers, employees or agents with respect to a claim by a Third Party arising out of (a) the negligent acts or omissions of MEDA; (b) any breach by MEDA of this Agreement or of its representations, warranties or covenants hereunder; (c) any allegation that the Trademarks or MEDA’s packaging or MEDA’s (or any Affiliate of MEDA’s) marketing materials infringes any patent or other proprietary or protected right of any Third Party; (d) any Recall or Seizure attributable to MEDA’s performance; (e) any enforcement or other action by any Regulatory Authority relating to the distribution or the pricing of the Products by MEDA or sale of the Products by MEDA to Third Parties; (f) MEDA’s failure to comply with any applicable law, regulation or order (including, without limitation, environmental laws, regulations and orders), or (g) the marketing and distributing of the Products by MEDA, its Affiliates or sub-distributors. The foregoing indemnification obligation shall not apply in the event and to the extent that such claim arose as a result of any indemnitee’s negligence, intentional misconduct or breach of this Agreement. The provisions of this Section shall survive the termination or expiration of this Agreement.

8.1.3.
To receive the benefit of indemnification under this Section 8.1, the Party and its Affiliates, directors, officers, employees or agents seeking indemnification (an “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”), in writing, of any claim asserted or threatened against such Indemnified Party for which such Indemnified Party is entitled to indemnification hereunder from the Indemnifying Party. With respect to any such claim the Indemnified Party shall, at no out-of-pocket expense to it, reasonably cooperate with and provide such reasonable assistance to such Indemnifying Party as such Indemnifying Party may reasonably request. Such reasonable assistance may include, without limitation, providing copies of all relevant correspondence and other materials that the Indemnifying Party may reasonably request. The obligations of an Indemnifying Party under Sections 8.1.1 and 8.1.2 are conditioned upon the delivery of written notice to the Indemnifying Party of any asserted or threatened claim promptly after the Indemnified Party becomes aware of such claim; provided that the failure of the Indemnified Party to give such notice or any delay thereof shall not affect the Indemnified Party’s right to indemnification hereunder, except to the extent that such failure or delay impairs the Indemnifying Party’s ability to defend or contest any such claim. The Indemnifying Party shall have the right to assume the defense of any suit or claim for which indemnification is sought with counsel reasonably acceptable to the Indemnified Party. If the Indemnifying Party defends the suit or claim, the Indemnified Party may participate in the defense thereof at its sole cost and expense. An Indemnifying Party may not settle a suit or claim without the consent of the Indemnified Party if (a) such settlement would impose any monetary obligation on the Indemnified Party for which indemnification is not provided hereunder, (b) or require the Indemnified Party to submit to an injunction or otherwise limit the Indemnified Party’s rights under this Agreement, or (c) does not include a release of the Indemnified Party from all liability arising out of such suit or claim. Any payment made by an Indemnifying Party to settle any such suit or claim shall be at its own cost and expense.

8.1.4.	The indemnification provided by this Article 8 shall be the Parties’ sole and exclusive remedy in connection with any third party claim.

8.2.	Insurance.

8.2.1.
At the time of Launch and continuing through the Term of this Agreement, ULURU shall have and maintain sufficient insurance coverage of any and all common insurances regarding the Manufacture and supply of the Products, including but not limited to Commercial General Liability including Contractual, Completed Operations and Product Liability.

8.2.2.	Upon request of MEDA, ULURU shall prove the execution of the insurances and their maintenance by demonstrating a written approval of the insurer.

9.	TERM AND TERMINATION

9.1.	Term.

This Agreement shall commence on the Effective Date and continue, unless sooner terminated as set forth below in this Article 9 or as otherwise specifically stated in this Agreement, for the duration of the Term.

9.2.	Termination Without Cause.

MEDA may terminate this Agreement at any time (a) after Launch by giving twelve (12) months prior written notice to ULURU if MEDA, in its sole discretion, determines to cease marketing the Products, or (b) prior to Launch by giving thirty (30) days prior written notice to ULURU if MEDA, in its sole discretion, determines not to Launch the Products. If MEDA terminates this Agreement pursuant to subsection (a) above, MEDA is not obligated to transfer to ULURU any data relating to the Products (including, without limitation, marketing studies or otherwise) that MEDA generated prior to such termination. If MEDA terminates this Agreement pursuant to subsection (b) above, then, MEDA shall transfer to ULURU any data relating solely to the Products that MEDA generated, excluding any NDAs.

9.3.	Termination for Regulatory Action or Claim of Infringement.

MEDA may terminate this Agreement in its entirety immediately if the EMEA or any other Regulatory Authority takes any action, the result of which is to prohibit or permanently or otherwise restrict the Manufacture, storage, importation, sale, offer for sale or use of the Products in any way that will have a material, adverse effect on the sale price or sales volumes of the Products, or if any claim is made that the Manufacture, storage, importation, sale, offer for sale or use of the Products infringes any patent or other proprietary or protected right of any Third Party.

9.4.	Termination for Breach.

If either Party shall at any time fail to discharge any of its obligations hereunder and shall fail to correct such default within thirty (30) days after the other Party shall have given written notice to it thereof, the aggrieved Party shall be entitled to notify the other Party that it intends to terminate this Agreement unless such default is corrected and may so terminate ten (10) days after the end of such thirty (30) day period if such default is continuing; provided that if such default by the other Party shall be a recurring default and the other Party does not reasonably satisfy the aggrieved party that such defaults shall cease to occur, the aggrieved Party shall be entitled to terminate this Agreement upon the occurrence of such default and the other Party shall not be entitled to correct such default.

9.5.	Termination for Bankruptcy.

If either Party by voluntary or involuntary action goes into liquidation, dissolves or files a petition for bankruptcy or suspension of payments, is adjudicated bankrupt, has a receiver or trustee appointed for its property or estate, becomes insolvent or makes an assignment for the benefit of creditors, the other Party shall be entitled by notice in writing to such Party to terminate this Agreement forthwith.

9.6.	Effect of Termination.

Termination or expiration of this Agreement, in whole or in part, shall be without prejudice to the right of either Party to receive all payments accrued and unpaid at the effective date of such termination or expiration, without prejudice to the remedy of either Party in respect to any previous breach of any of the representations, warranties or covenants herein contained and without prejudice to any other provisions hereof which expressly or necessarily call for performance after such termination or expiration.

9.7.	MEDA’s Rights on Termination.

In the event of termination or expiration of this Agreement, MEDA may distribute the remaining stocks of the Products in the Territory within a period of 9(nine) months after the end of this Agreement.

9.8.	Survival.

The following provisions shall survive the expiration or termination of this Agreement: Sections 4.4, 4.6, 4.7, 6.3, 6.4, 6.5, 6.6, 6.7, 8.1, 9.6, 9.7 and 9.8 and Articles 7, 10, 12, 13 and 14.

10.	CONFIDENTIALITY

10.1.	Nondisclosure Obligation.

Each of MEDA and ULURU shall use only in accordance with this Agreement and shall not disclose to any Third Party the Confidential Information received by it from the other Party pursuant to this Agreement, without the prior written consent of the other Party. The foregoing obligations shall survive for a period of five (5) years after the termination or expiration of this Agreement. These obligations shall not apply to Confidential Information that: (a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records; (b) is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the receiving Party; (c) is subsequently disclosed to the receiving Party by a Third Party who has the right to make such disclosure; (d) is developed by the receiving Party independently of the Confidential Information received from the disclosing Party and such independent development can be documented by the receiving Party; or (e) is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by a Party, provided that notice is promptly delivered to the other Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Confidential Information and thereafter the disclosing Party discloses to the requesting entity only the minimum Confidential Information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party.

10.2.	Permitted Disclosures.

Each Party may disclose the other Party’s Confidential Information to its employees and Affiliates on a need-to-know basis and to its agents or consultants to the extent required to accomplish the purposes of this Agreement; provided that the recipient Party obtains prior agreement from such agents and consultants to whom disclosure is to be made to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted by this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents, consultants, and Affiliates do not disclose or make any unauthorized use of the other Party’s Confidential Information.

10.3.	Disclosure of Agreement.

Neither MEDA nor ULURU shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, provided that either Party may disclose the terms of this Agreement (a) to the extent required to comply with applicable laws, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission; provided, further, that prior to making any such disclosure, the Party intending to so disclose the terms of this Agreement shall (i) provide the non-disclosing Party with written notice of the proposed disclosure and an opportunity to review and comment on the intended disclosure which is reasonable under the circumstances and (ii) shall seek confidential treatment for as much of the disclosure as is reasonable under the circumstances, including, without limitation, seeking confidential treatment of any information as may be requested by the other Party; or (b) to one or more Third Parties and/or their advisors in connection with a proposed spin-off, joint venture, divestiture, merger or other similar transaction involving all, or substantially all, of the Product, assets or business of the disclosing Party to which this Agreement relates or to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party; provided, further, that either (i) the other Party has consented to such disclosure or (ii) such Third Parties have signed confidentiality agreements with respect to such information on terms no less restrictive than those contained in this Article 10; or (c) to its legal counsel.

10.4.	Publicity.

All publicity, press releases and other announcements relating to this Agreement or the transactions contemplated hereby shall be reviewed in advance by, and shall be subject to the approval of, both Parties.

11.	FORCE MAJEURE

If the Manufacture, production, delivery, acceptance or use of Products specified for delivery under this Agreement or if the performance of any other obligation hereunder is prevented, restricted or interfered with by reason of fires, accidents, explosions, earthquakes, floods, breakdown of plant, embargoes, government ordinances or requirements, civil or military authorities, acts of God or of the public enemy, or other similar causes beyond the reasonable control of the Party whose performance is affected (any of the foregoing a “Force Majeure Event”), then the Party affected, upon giving prompt written notice to the other Party, shall be excused from such performance on a day-for-day basis to the extent of such prevention, restriction, or interference (and the other Party shall likewise be excused from performance of its obligations on a day-for- day basis to the extent such Party’s obligations relate to the performance so prevented, restricted or interfered with); provided that the Party so affected shall use commercially reasonable efforts to avoid or remove such causes of non-performance and both Parties shall proceed to perform their obligations with dispatch whenever such causes are removed or cease. If such Force Majeure Event continues for a period of ninety (90) consecutive days or more and as a result either party has been unable to perform its obligations under this Agreement for such ninety (90) day period, the other Party may terminate this Agreement effective immediately, upon delivery of a notice of termination in writing, provided that such event of Force Majeure Event is continuing. If as a result of any Force Majeure Event above, ULURU is unable to fully supply MEDA’s orders hereunder, ULURU shall allocate all available quantities of Materials and Products to MEDA in the ratio that the quantities ordered by MEDA in the twelve (12) month period immediately preceding such Force Majeure Event bears to ULURU´s requirements for its own use and for supply to Third Parties for that same period; provided that if this Agreement has not been in effect for a full twelve (12) month period, then such shorter period shall be used in lieu of a twelve (12) month period.

12.	INTELLECTUAL PROPERTY

12.1.	MEDA Trademarks; MEDA Intellectual Property.

12.1.1.
MEDA may advertise, promote, market and sell the Products either separately or as part of other products under any of the MEDA Trademarks and/or trade dress, whether registered or unregistered, in its sole discretion; provided that except as otherwise expressly permitted under Section 3.1.4 with respect to the Trademark, MEDA may not use or adopt any Trademark or trade dress, or any such item confusingly similar thereto used or intended to be used prior to the first use of such Trademark. ULURU shall have no right, title or interest in or to any such MEDA Trademark or trade dress, and MEDA shall have no right, title or interest in or to any such Trademark (except for the license to the Trademark granted under Section 3.1.4). So long as MEDA or any Affiliate of MEDA shall have any interest in any such MEDA Trademark or trade dress, whether registered or unregistered, whether as proprietor, owner, or licensee in any country of the world, ULURU shall not adopt, use, apply for registration, register or own such MEDA Trademark or trade dress, or any such item confusingly similar thereto in any country of the world, or take any action which weakens or undermines MEDA’s proprietary rights therein. So long as ULURU or any Affiliate of ULURU shall have any interest in any such Trademark or trade dress, whether registered or unregistered, whether as proprietor, owner, or licensee in any country of the world, except as otherwise expressly permitted under Section 3.1.4 with respect to the Trademark, MEDA shall not adopt, use, apply for registration, register or own such Trademark or trade dress, or any such item confusingly similar thereto in any country of the world, or take any action which weakens or undermines ULURU’s proprietary rights therein.

12.1.2.
For the avoidance of doubt, MEDA shall at all times retain sole and exclusive ownership of its intellectual property, including, without limitation, all marketing and sales plans, artwork, formats, equipment, logos, drawings, customer lists, regulatory filings, correspondence with the EMEA or any other Regulatory Authority, clinical study data, analytical data, operating procedures, MEDA Trademarks and all ordering and sales information.

12.2.	Inventions.

12.2.1.
Except as otherwise provided for in this Section 12.2, each Party shall own all Inventions made solely by employees of such Party (or Third Parties acting on behalf of such Party) and shall jointly own with the other Party any Invention made jointly by employees of both Parties (or Third Parties on behalf of one or both Parties); provided that such Inventions were made without violation of any term or condition of this Agreement. All determinations of inventorship under this Agreement shall be made in accordance with the laws applicable in the respective country where the employee made the respective invention..

12.2.2.
If and to the extent applicable, Inventions Controlled by ULURU and know-how arising during the Term which relates to the Products and is Controlled by ULURU shall be automatically included in the Intellectual Property Rights under which MEDA is licensed pursuant to Section 3.1.1 hereof. With respect to any Inventions or know-how Controlled by MEDA specifically relating to the Products, MEDA hereby grants to ULURU an exclusive (subject to retained rights in MEDA), royalty-free license to use such Invention for the Manufacture of the Products for MEDA in the Territory during the Term. However, it is understood that in the event of Article 3.8.3 and 3.8.4., a secondary supplier will also be entitled to use such Invention for the Manufacture of the Products for MEDA without any additional costs, provided that this Agreement has not been terminated.

12.2.3.
During the Term of this Agreement both Parties shall require their employees and personnel involved in the performance of its duties under this Agreement to deliver such assignments, confirmations of assignments or other written instruments as are necessary to vest in the respective Party clear and marketable title to the Inventions.

12.2.4.
All rights, title and interest in and to the ULURU Intellectual Property Rights shall remain exclusively owned by ULURU. The Inventions owned by ULURU under this Section shall be referred to herein as “ULURU Inventions”.

12.2.5.
All rights, title, and interest in and to know-how, which is developed jointly by the Parties during the Term of this Agreement and related to the Products, its Manufacture and/or use shall be owned jointly by the Parties. All rights, title, and interest in and to any Regulatory Approval the primary responsibility for which is allocated to a particular Party hereunder that is developed or collected solely or jointly by the Parties in the Territory during the Term of this Agreement shall be owned exclusively by such Party.

12.3.	Confidentiality of Information related to Intellectual Property.

Any and all information and material, including, without limitation, any and all intellectual property rights therein and thereto, assigned to a Party pursuant to the terms of this Agreement shall constitute Confidential Information of such Party which shall be deemed the Disclosing Party with respect to such Confidential Information.

12.4.	Patent Rights to New inventions.

12.4.1.	ULURU, at its own expense, shall use commercially reasonable efforts to prepare, file, prosecute and maintain its Intellectual Property Rights in the countries of the Territory.

12.4.2.
With respect to any filings after the Effective Date, ULURU shall give MEDA a reasonable opportunity to review and comment upon the text of such applications in the Territory before filing, shall consult in good faith with MEDA with respect to such applications in the Territory, and shall supply MEDA with a copy of such applications in the Territory as filed, together with notice of its filing date and serial number. ULURU shall inform MEDA about the status of the prosecution of all patent applications included within the ULURU Intellectual Property Rights and its Intellectual Property Rights to Inventions and the maintenance of any patents included within the ULURU Intellectual Property Rights and its Intellectual Property Rights to Inventions in a country in the Territory.

12.4.3.
ULURU shall consult with MEDA and provide MEDA with reasonable opportunity to comment on all correspondence received from and all submissions to be made to any Regulatory Authority in the Territory with respect to any such patent application or patent. ULURU shall consider in good faith, but will not be bound by, MEDA’s suggestions with respect to all submissions in the Territory made to any Regulatory Authority in the Territory with respect to any such patent application or patent.

12.4.4.
If ULURU elects not to file a patent application with respect to its new Inventions or to cease the prosecution and/or maintenance of any Patent under the ULURU Intellectual Property Rights in a country in the Territory, ULURU shall provide MEDA with written notice promptly after the decision to not file or continue the prosecution of such patent application or maintenance of such patent.

12.4.5.
In such event, ULURU shall permit MEDA, in MEDA’s sole discretion, to file a patent application with respect to such Invention or continue prosecution or maintenance of any such Patent under the ULURU Intellectual Property Right in such country at MEDA’s own expense. If MEDA elects to continue such prosecution or maintenance, ULURU shall execute such documents and perform such acts, at MEDA’s expense, as may be reasonably necessary to permit MEDA to file, prosecute or maintain such application or Patent in such country. In such event, MEDA shall own such patent application or Patent filed by MEDA hereunder.

12.4.6.
The Parties shall mutually agree in good faith on a case-by- case-basis on which of the Parties shall have the first right to prepare, file, prosecute and maintain any jointly owned Invention and patent rights thereon (“Joint Patent Rights”) throughout the world as well as on the split of the applicable expenses and costs.

The acting Party shall keep the other Party completely informed during the whole application procedure as well as during the whole patent duration. The acting Party shall provide the other Party advance copies of any official correspondence related to the filing, prosecution and maintenance of such patent filings, and shall provide the other Party a reasonable opportunity to comment on all correspondence received from and all submission to be made to any government patent office or authority with respect to any such patent application or patent, and shall consider in good faith the other Party’s suggestions with respect to all submission made to any government office or authority.

If either Party (the “Declining Party”) at any time declines to share in the costs of filing, prosecuting and maintaining any such Joint Patent Right, on a country by country basis, the Declining Party shall provide the other Party (the “Continuing Party”) with thirty (30) days prior written notice to such effect, in which event, the Declining Party shall (i) have no responsibility for any expenses incurred in connection with such Joint Patent Right and (ii) if the Continuing Party elects to continue prosecution or maintenance, the Declining Party, upon the Continuing Party’s request, shall execute such documents and perform such acts, at the Continuing Party’s expense, as may be reasonably necessary (x) to assign to the Continuing Party all of the Declining Party’s right, title and interest in and to such Joint Patent Rights and (y) to permit the Continuing Party to file, prosecute and/or maintain such Joint Patent Right.

If MEDA is (i) the sole owner of a Joint Patent Right or (ii) the Continuing Party, such Joint Patent Right shall no longer be considered to be part of the ULURU Intellectual Property Rights for purposes of this Agreement and thereafter shall be part of MEDA’ s intellectual property.

If ULURU is (i) the sole owner of a Joint Patent Right or (ii) is the Continuing Party, such Joint Patent Rights shall no longer be considered to be part of MEDA’s intellectual property for purposes of this Agreement and thereafter shall be part of the ULURU Intellectual Property Rights.

12.4.7.
Each Party shall, and shall cause its Affiliates, employees, attorneys and agents to, cooperate fully with the other Party and provide all information and data and execute any documents reasonably required or requested in order to allow the other Party to prosecute, file, and maintain patents and patent applications pursuant to this Section 12.4. Neither Party shall require the other Party to make any payment or reimburse for any expenses in connection with such cooperation, provision of information and data and execution of documents.

12.5.	Enforcement of Intellectual Property Rights.

12.5.1.
If either Party becomes aware of any infringement of any of the Intellectual Property Rights, the Trademark, the MEDA Trademark or the validity of any of the Intellectual Property Rights, Trademark or the MEDA Trademark is challenged by a Third Party in the Territory, such Party will notify the other Party in writing to that effect. Any such notice shall include, as applicable, evidence to support an allegation of infringement by such Third Party.

12.5.2.
ULURU shall have the first right, but not the obligation, to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringer of Intellectual Property Rights and/or the Trademark in the Territory. Such right shall remain in effect until ninety (90) days after the date of notice given under Section 12.5.1. In the event that ULURU exercises such right, then: (a) ULURU shall not consent to the entry of any judgment or enter into any settlement with respect to such an action or suit without the prior written consent of MEDA (not to be unreasonably withheld), and (b) ULURU shall bear all the expenses of any such suit brought by ULURU claiming infringement of any Intellectual Property Rights and/or the Trademark. If, after the expiration of the ninety (90) day period, ULURU has not obtained, or is not diligently pursuing, a discontinuance of infringement of the Intellectual Property Rights and/or the Mark, filed suit against any such Third Party infringer of the Intellectual Property Rights and/or the Trademark, or provided MEDA with information and arguments demonstrating to MEDA’s reasonable satisfaction that there is insufficient basis for the allegation of such infringement of the Intellectual Property Rights and/or the Trademark, then MEDA shall have the right, but not the obligation, to bring suit against such Third Party infringer of the Intellectual Property Rights and/or the Trademark and to join ULURU as a party plaintiff, provided that MEDA shall bear all the expenses of such suit. In such event, MEDA shall not consent to the entry of any judgment or enter into any settlement with respect to such an action or suit without the prior written consent of ULURU (which consent shall not unreasonably be withheld) if such judgment or settlement includes a finding or agreement that such Intellectual Property Right and/or the Trademark is invalid or would enjoin or grant other equitable relief against ULURU.

With regard to the MEDA Trademark, it is in the sole discretion of MEDA, whether to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringer of the MEDA Trademark in the Territory or not to take any action.

12.5.3.
Each Party shall cooperate (including, without limitation, by executing any documents reasonably required to enable the other Party to initiate such litigation, testifying when requested or providing relevant documents) with the other Party in any suit for infringement of Intellectual Property Rights and/or the Trademark brought by the other Party against a Third Party in accordance with this Section and shall have the right to consult with the other Party and to participate in and be represented by independent counsel in such litigation at its own expense.

12.5.4.
Neither Party shall be required pursuant to this Section 12.5 to undertake any activities, including, without limitation, legal discovery at the request of a Third Party except as may be required by lawful process of a court of competent jurisdiction.

12.5.5.
Neither Party shall incur any liability to the other Party as a consequence of any such litigation or any unfavorable decision resulting therefrom, including, without limitation, any decision holding any of the patents within the Intellectual Property Rights invalid or unenforceable.

12.5.6.
Any recovery obtained by either Party as a result of any such proceeding against a Third Party infringer shall be allocated as follows: (a) such recovery shall first be used to reimburse each Party for all litigation costs in connection with such litigation paid by that Party; and (b) the Party bringing the action shall receive the remaining portion of such recovery after payment of the amounts specified in clause (a).

12.6.	MEDA Trademarks.

Subject to the restrictions in Sections 3.1.4 and 12.1, MEDA shall select and own all MEDA Trademarks in connection with the marketing, promotion and sale of the Products in the Territory. MEDA hereby grants to ULURU a limited, non-exclusive, non-transferable, fully paid, royalty free, sublicensable license in and to all MEDA Trademarks and copyrights to be contained in any such labeling for the sole purpose of manufacturing and applying such labels to the Products in the conduct of ULURU’s obligations hereunder; provided, however, that  ULURU agrees to cooperate with and offer reasonable assistance to MEDA in facilitating MEDA’s control of the quality of the Products branded with MEDA’s Trademarks hereunder; but further provided that in no event is ULURU obligated to provide such cooperation or assistance in any way that will (i) lower the quality of the Products below that which ULURU deems acceptable for general commercial distribution, (ii) be contrary to or in violation of any regulatory or statutory obligations, or (iii) increase the cost of manufacturing and delivering the Products hereunder beyond that contemplated by the Parties as of the Effective Date.

12.7.	Publications.

12.7.1.
The Parties recognize that limited rights of review and/or comment exist for certain Third Party publications, such as medical, academic and scientific publications. Each Party agrees to provide the other Party with any such proposed publication or presentation promptly upon its receipt. Each Party may advise the other of any comments that it may have relating to such proposed publication or presentation and do so within the applicable time frame.

12.7.2.
During the Term of this Agreement, unless otherwise prohibited by law, each Party shall submit to the other Party for review and approval any proposed publication or public presentation, especially including, without limitation, academic, scientific and medical information, which contains the non-disclosing Party’s Confidential Information or which disclose any non-public information contained within the Intellectual Property Rights or which makes any reference to the subject matter of this Agreement or the Products.

12.7.3.
Written copies of each such proposed publication or presentation required to be submitted hereunder shall be submitted to the non-disclosing Party no later than fifteen (15) days before its intended submission for publication or presentation. The non-disclosing Party shall provide its comments with respect to such publications and presentations within ten (10) business days of its receipt of such written copy. The review period may be extended for an additional thirty (30) days in the event the non- disclosing Party can demonstrate reasonable need for such extension. By mutual agreement of the Parties in writing, this period may be further extended.

12.7.4.
The Parties acknowledge that as publicly held corporations, the Parties may not lawfully disclose in advance certain information to any party, including, without limitation, the other Party. This may affect the Parties’ ability to submit for review certain proposed publications and public presentations.

12.7.5.
Regarding their publications under this Section 12.7, MEDA and ULURU will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication.

13.	NOTICES

13.1.	Ordinary Notices.

Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement shall be delivered by hand, sent by facsimile or by overnight courier to the employee or representative of the other Party who is designated by such other Party to receive such written communication at the address or facsimile numbers specified by such employee or representative.

13.2.	Extraordinary Notices.

13.2.1.
Extraordinary notices and communications (including, without limitation, notices of termination, Force Majeure Event, material breach, change of address, requests for disclosure of Confidential Information, claims or indemnification) shall be in writing and shall be delivered by hand, sent by facsimile or by overnight courier (and shall be deemed to have been properly served to the addressee upon receipt of such written communication) to the address set forth in Section 13.3 or such other address as notified in writing by such Party to the other Party.

13.3.	Addresses.

If to ULURU

ULURU Inc.
4452 Beltway Drive
Addison
Texas 75001
USA
Attention: Kerry P. Gray, President & CEO
Telephone No: (214) 905-5145
Facsimile No.: (214) 905-5130

With a copy to:

Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110-1726
Attention: General Counsel John J. Concannon III
Facsimile No.: (617) 951-8376

If to MEDA:

MEDA AB
Pipers väg 2
Box 906
170 09 Solna
Sweden
Attention:Anders Lönner,CEO
Telephone: +46 8 630 19 00
Facsimile:  +46 8 630 19 19

With a copy to:

MEDA Pharma GmbH & Co. KG
Benzstrasse 1-3
61352 Bad Homburg
Germany
Attention: General Counsel Hans-Jürgen Kromp
Telephone No.: + 49 6172 888 - 2833
Facsimile No.:  + 49 6172 888 - 2927

14.	GENERAL

14.1.	Governing Law.

This Agreement shall be construed in accordance with and governed by the laws of Switzerland, and to the exclusion of the provisions of the United Nations Convention on Contracts for the International Sale of Goods.

14.2.	Dispute Resolution / Arbitration Proceedings.

14.2.1.
If one Party is of the opinion that the other Party has infringed any of its Confidential Information under this Agreement, then this Party may commence proceedings for infringement in any court of competent jurisdiction to enforce the said Confidential Information, including without limitation to apply injunctive relief.

14.2.2.
All disputes arising out of or in connection with this Agreement (other than those which a Party has elected to submit to national courts under Section 14.2.1) shall first be attempted to be settled between the Parties on a good faith basis. If the Parties are unable to resolve the dispute within 60 (sixty) days from the receipt by one Party of the other Party’s written notice asking for such amicable settlement discussions, then such dispute shall be finally settled by arbitration in accordance with the International Chamber of Commerce (ICC) Rules of Arbitration by three arbitrators, appointed in accordance with said rules. The place of arbitration shall be Zurich, Switzerland. The proceedings shall be conducted and all documentation shall be presented in English.

14.3.	Assignment.

This Agreement shall not be assignable or transferable by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates (or, if applicable, the business unit or division of such Party primarily responsible for performance under this Agreement) to another party, whether by merger, sale of stock, sale of assets or otherwise; and provided further that in the event any NDA has been filed with respect to the Products, MEDA shall have the right to assign or sublicense this Agreement and its rights and obligations hereunder without ULURU’s consent. In the event that MEDA sublicenses the Agreement or any rights or obligations hereunder in accordance with the previous sentence, then MEDA shall guaranty the performance of the sublicensee. In the event that either MEDA or ULURU assigns this Agreement in accordance with this Section 13.3, then the assigning Party shall be released from its obligations hereunder and shall have no further obligations to the other Party pursuant to this Agreement. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any attempted assignment in violation of this Section 13.3 shall be null and void, without any force or effect.

14.4.	Entire Agreement.

This Agreement and all Exhibits attached hereto (as the same may be amended from time to time by the written agreement of the Parties) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other documents, agreements, verbal consents, arrangements and understandings between the Parties with respect to the subject matter hereof. This Agreement shall not be amended orally, but only by an agreement in writing, signed by both Parties that states that it is an amendment to this Agreement.

14.5.	Severability.

If any term of this Agreement shall be found to be invalid, illegal or unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby; provided that neither Party’s rights under this Agreement are materially adversely affected. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in the economic and business objectives intended by the Parties to such invalid, illegal or unenforceable provision, but which shall be valid, legal and enforceable. In the event that either Party’s rights are materially adversely affected as a result of a change in this Agreement as contemplated by this Section, such Party may terminate this Agreement by notice in writing to the other Party given no later than sixty (60) days after such change.

14.6.	Independent Contractor.

Each Party shall act as an independent contractor and neither Party shall have any authority to represent or bind the other Party in any way.

14.7.	No Waiver.

Any waiver by one Party of any right of such Party or obligation of the other Party must be in writing and shall not operate as a waiver of any subsequent right or obligation.

14.8.	Counterparts.

This Agreement may be executed in two or more counterparts (including, without limitation, by facsimile transmission), each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

14.9.	Exhibits.

Exhibit A                      Products
Exhibit B                      Facilities / Third Party manufacturers
Exhibit C                      Quality Agreement
Exhibit D                      Patents
Exhibit E                      Specifications
Exhibit F                      Intentionally Omitted
Exhibit G                      Pharmacovigilance Agreement
Exhibit H                      Prices
Exhibit I                      Licenses Payments
Exhibit J                      MEDA Trademarks

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MEDA AB:

By:                  /s/ Anders Lonner
Name:                                           Anders Lönner
Title:                                           CEO

ULURU Inc.:

By:                 _/s/ Kerry P. Gray_______
Name:                                           Kerry P. Gray
Title:                                           President & CEO

EXHIBIT A

Products

Product	Substance	Presentation
5% amlexanox paste	amlexanox	3 g tube
OraDisc A (amlexanox)	amlexanox	2 mg (per disc)

EXHIBIT B

Facilities and Third Party manufacturers

APHTHASOL™

Manufacturing/Packaging
Contract Pharmaceuticals Limited
7600 Danbro Crescent
Mississauga, Ontario Canada L5N 6L6

Testing of Raw Materials, Bulk, Final Product
Innopharm Inc.
1 Valleywood Drive, Suite 100
Markham, Ontario L3R 5L9

ORADISC A™

Manufacturing
BioMed Sciences
7584 Morris Court
Allentown, PA 18106

Packaging
Catalent Pharma Solutions
3001 Red Lion Road
Philadelphia, PA 19114

Raw Material Testing
API – Innopharm
Raw Materials
Celsis Laboratory Group
165 Fieldcrest Avenue
Edison, NJ 08837

Final Product
ULURU Inc. QC Lab
4452 Beltway Drive
Addison, TX 75001

EXHIBIT C

Quality Agreement
See enclosure (22 pages)

EXHIBIT D

Patents

TITLE	SERIALNO/ PATENT NO	ISSUED	COUNTRY
Use of Amlexanox for the Manufacture of a Medicament for Treating Aphthous Ulcers	97202524 0836852	4/22/1998	Austria
Use of Amlexanox for the Manufacture of a Medicament for Treating Aphthous Ulcers	97202524 0836852	4/22/1998	Belgium
Use of Amlexanox for the Manufacture of a Medicament for Treating Aphthous Ulcers	97202524 0836852	4/22/1998	Switzerland
Use of Amlexanox for the Manufacture of a Medicament for Treating Aphthous Ulcers	97202524 0836852	4/22/1998	Germany
Use of Amlexanox for the Manufacture of a Medicament for Treating Aphthous Ulcers	97202524 0836852	4/22/1998	Denmark
Use of Amlexanox for the Manufacture of a Medicament for Treating Aphthous Ulcers	97202524 0836852	4/22/1998	Spain
Use of Amlexanox for the Manufacture of a Medicament for Treating Aphthous Ulcers	97202524 0836852	4/22/1998	France
Use of Amlexanox for the Manufacture of a Medicament for Treating Aphthous Ulcers	97202524 0836852	4/22/1998	Great Britain
Use of Amlexanox for the Manufacture of a Medicament for Treating Aphthous Ulcers	97202524 0836852	4/22/1998	Greece
Use of Amlexanox for the Manufacture of a Medicament for Treating Aphthous Ulcers	97202524 0836852	4/22/1998	Italy
Use of Amlexanox for the Manufacture of a Medicament for Treating Aphthous Ulcers	97202524 0836852	4/22/1998	Luxembourg
Use of Amlexanox for the Manufacture of a Medicament for Treating Aphthous Ulcers	97202524 0836852	4/22/1998	Monaco
Use of Amlexanox for the Manufacture of a Medicament for Treating Aphthous Ulcers	97202524 0836852	4/22/1998	Netherlands
Use of Amlexanox for the Manufacture of a Medicament for Treating Aphthous Ulcers	97202524 0836852	4/22/1998	Portugal
Use of Amlexanox for the Manufacture of a Medicament for Treating Aphthous Ulcers	97202524 0836852	4/22/1998	Sweden

EXHIBIT E

Specifications

PRODUCT – Amlexanox 5% Oral Paste

SPECIFICATIONS:

Parameter	Specification
Appearance	Homogenous granular beige/tan colored paste free of lumps and foreign particles, packaged in tubes
Amlexanox Identification	Positive
Amlexanox Assay	4.75% - 5.25%
Benzyl Alcohol Assay	2.25% - 2.75%
AA-896 Content	< 0.005%
Viscosity	0.25 x 10[6] cps – 4.50 x 10[6] cps
Particle Size (<30 μm)	2 – 25 μm
Fill Weight	5.0 – 5.8 g

Microbial Limits
Aerobic Plate Count	< 500 CFU/g
Yeast/Molds	< 100 CFU/g
Pseudomonas species	Absent
S. aureus	Absent
E. coli	Absent
Salmonella species	Absent

PRODUCT – Amlexanox Mucoadhesive Patch, 2mg

SPECIFICATIONS:

Parameter	Specification
Appearance	Round, ½” diameter patch, red on one side and white on the other side
Amlexanox Content	2.00± 0.10 mg
Degradants: Total AA-896 Unidentified	≤ 0.1% Amlexanox Content ≤ 0.1% Amlexanox Content ≤ 0.1% Amlexanox Content
Content Uniformity (d.u. = dosage unit)	1.70 – 2.30 mg for at least 9 of 10 d.u. tested, no d.u. outside of 1.50 – 2.50 mg; RSD ≤6.0% OR 1.70 – 2.30 mg for at least 27 of 30 d.u. tested, no d.u. outside of 1.50 – 2.50 mg; RSD ≤7.8%
Dissolution	Q = 75% for Amlexanox Released in 60 min. Acceptance per USP<711> Unit Sample
Weight	35 – 45 mg
Microbial Limits: Aerobic Count Aerobic Spore Count Fungi E. coli P. aeruginosa Salmonella S. aureus	<10 CFU/patch <10 CFU/patch <10 CFU/patch <10 CFU/patch Negative Negative Negative Negative

EXHIBIT F

Intentionally Omitted

EXHIBIT G

Pharmacovigilance Agreement

See enclosure (13 pages)

EXHIBIT H

Prices (in EURO)

5% amlexanox paste:                                                                Three (3) gram tube                                                      € 2.20 (F.O.B.)

OraDisc A (amlexanox):                                                                           Blister packs of 20 (2x10)                                                      € 2.20 (F.O.B.)

EXHIBIT I

License Payments

In full and final consideration of the licenses and the rights granted to MEDA by ULURU under this Agreement, MEDA shall pay to ULURU the following license payments:

1.)           License Payments No. 1 (Effective Date)

1.1           On the Effective Date, MEDA will pay ULURU the following license payments:

•	France 100,000 Euros
•	Germany 100,000 Euros
•	Italy 100,000 Euros
•	United Kingdom 100,000 Euros
•	Belgium 25,000 Euros
•	Netherlands 50,000 Euros
•	Turkey 50,000 Euros

•	Spain* 75,000 Euros
* provided that Spain, Greece and Portugal will be added to the countries of the Territory according to Section 3.1.5

1.2
In the event that the Regulatory Authorities does not grant the Regulatory Approval for OraDisc™ A, for whatever reason, in a country mentioned above, ULURU shall pay back to MEDA 50 (fifty) % of the license payment for the respective country.

1.3	For the remaining countries of the Territory there are no license payments applicable on the Effective Date.

2.)           License Payments No.2 (Launch of Apthasol Paste)

2.1	Upon Launch of Apthasol Paste (amlexanox) in the countries mentioned below, MEDA will pay ULURU the following license payments:

•	Germany 200,000 Euros
•	United Kingdom 200,000 Euros
•	Belgium 25,000 Euros
•	Netherlands 25,000 Euros

2.2	For the remaining countries of the Territory there are no license payments applicable upon Apthasol Paste.

3.)           License Payments No. 3 (Launch of OraDisc™ A)

3.1	Upon Launch of OraDisc™ A in the countries mentioned below, MEDA will pay ULURU the following license payments:

•	France 500,000 Euros
•	Germany 300,000 Euros
•	Italy 500,000 Euros
•	United Kingdom 300,000 Euros
•	Belgium 50,000 Euros
•	Netherlands 75,000 Euros
•	Turkey 100,000 Euros

•	Spain* 325,000 Euros
* provided that Spain, Greece and Portugal will be added to the countries of the Territory according to Section 3.1.5

3.2	For the remaining countries of the Territory there are no license payments applicable upon launch of OraDisc™.

4.)	License Payments No. 4 (Upon achievement of cumulated Net Sales in a calendar year)

4.1
Upon the achievement of certain Net Sales of the Products within the countries of the Territory in a calendar year, MEDA will pay ULURU the following license payments, whereupon it is understood that these license payments are to be one time payments:

•	250,000 Euros (two hundred fifty thousand) when cumulated Net Sales in a calendar year is equal to or greater than 5,000,000 Euros (five million)

•	500,000 Euros (five hundred thousand) when cumulated Net Sales in a calendar year is equal to or greater than 15,000,000 Euros (fifteen million)

•	750,000 Euros (seven hundred fifty thousand) when cumulated Net Sales in a calendar year is equal to or greater than 25,000,000 Euros (twenty five million)

•	1.000,000 Euros (one million) when cumulated Net Sales in a calendar year is equal to or greater than 40,000,000 Euros (forty million)

4.2	Cumulative Net Sales in the countries of the Territory will be converted from local currency into Euros based on currency exchange rates published in the Wall Street Journal.

EXHIBIT J

MEDA Trademarks

Country	Trademark
Denmark	AFTASOL
Finland	AFTASOL
Norway	AFTASOL
Sweden	AFTASOL
United Kingdom	Aphtheal
United Kingdom	Aftasol
Netherlands	Miraftil
Luxembourg	Miraftil
Austria	Aftasol
Ireland	Aphtheal
Germany	Miraphtil